Pacific Drilling S.A.
Public limited liability company (Société Anonyme)
Registered office: 8-10 Avenue de la Gare, L-1610 Luxembourg
R.C.S. Luxembourg B 159.658.

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The company was incorporated by a deed of Maître Joseph Elvinger, notary residing in Luxembourg, on 11 March 2011, published in the Luxembourg Official Gazette (Mémorial C, Recueil des Sociétés et Associations) on 17 May 2011,
and whose articles of association have been amended for the last time by a deed of Maître Jean SECKLER, notary residing in Junglinster, on 6 March 2014, published in the Luxembourg Official Gazette (Mémorial C, Recueil des Sociétés et Associations) on 14 May 2014.
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COORDINATED ARTICLES OF ASSOCIATION OF THE COMPANY AS OF 6 MARCH 2014

I.NAME-REGISTERED OFFICE-OBJECT-DURATION
Art.1.Name
The name of the company is “Pacific Drilling S.A.” (the Company). The Company is a public company limited by shares (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, in particular the law of August 10, 1915, on commercial companies, as amended (the Law), and these articles of incorporation (the Articles).
Art.2.Registered office

2.1.
The Company’s registered office is established in Luxembourg, Grand Duchy of Luxembourg. It may be transferred within that municipality by a resolution of the board of directors (the Board). It may be transferred to any other location in the Grand Duchy of Luxembourg by a resolution of the general meeting of shareholders (the General Meeting), acting in accordance with the conditions prescribed for the amendment of the Articles.

2.2.
Branches, subsidiaries or other offices may be established in the Grand Duchy of Luxembourg or abroad by a resolution of the Board. If the Board determines that extraordinary political or military developments or events have occurred or are imminent, and that those developments or events may interfere with the normal activities of the Company at its registered office, or with ease of communication between that office and persons abroad, the registered office may be temporarily transferred abroad until the developments or events in question have completely ceased. Any such temporary measures do not affect the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.
Art.3.Corporate object

3.1.
The Company’s object is the acquisition of participations, in Luxembourg or abroad, in any company or enterprise in any form whatsoever, and the management of those participations. The Company may in particular acquire, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. It may participate in the creation, development, management and control of any company or enterprise. Further, it may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

3.2.
The Company may borrow in any form. It may issue notes, bonds and any kind of debt and equity securities. It may lend funds, including, without limitation, the proceeds of any borrowings, to its subsidiaries, affiliated companies and any other companies. It may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of its assets to guarantee its own obligations and those of any other company, and, generally, for its own benefit and that of any other company or person. For the avoidance of doubt, the Company may not carry out any regulated financial sector activities without having obtained the requisite authorisation.

3.3.
The Company may use any techniques, legal means and instruments to manage its investments efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

3.4.
The Company may carry out any commercial, financial or industrial operation and any transaction with respect to real estate or movable property, which directly or indirectly, favours or relates to its corporate object.

Art.4.Duration

4.1.	The Company is formed for an unlimited period.

4.2.	The Company is not to be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy or any similar event affecting one or more shareholders.

II.CAPITAL - SHARES

Art.5.Capital

5.1.
The share capital is set at two million three hundred and twenty seven thousand seven hundred United States Dollars (USD 2,327,700) represented by two hundred thirty two million seven hundred seventy thousand (232,770,000) shares in registered form, without nominal value.

5.2.	The share capital may be increased or reduced once or more by a resolution of the General Meeting acting in accordance with the conditions prescribed for the amendment of the Articles.

5.3.
The Board is authorized, for a period of five (5) years from the date of the publication in the Luxembourg Mémorial C, Recueil des Sociétés et Associations of the minutes of the general meeting held on March 30, 2011, without prejudice to any renewals, to:

(i)
increase the current share capital once or more up to fifty million United States dollars (USD 50,000,000) (such amount including the current share capital of the Company) by the issue of new shares having the same rights as the existing shares, or without any such issue;

(ii)
determine the conditions of any such capital increase including through contributions in cash or in kind, by the incorporation of reserves, issue/share premiums or retained earnings, with or without issue of new shares to current shareholders or third parties (non-shareholders) or following the issue of any instrument convertible into shares or any other instrument carrying an entitlement to, or the right to subscribe for, shares;

(iii)	limit or withdraw the shareholders’ preferential subscription rights to the new shares, if any, and determine the persons who are authorized to subscribe to the new shares; and

(iv)	record each share capital increase by way of a notarial deed and amend the share register accordingly.

5.4.
Within the limits of article 5.3 of the Articles, the Board is expressly authorized to increase the Company’s share capital by incorporation of reserves, issue / share premiums or retained earnings and to issue the additional shares resulting from such capital increase to a beneficiary under any stock incentive plan as agreed by the Company, such beneficiary being a shareholder of the Company or not, or, to an entity appointed by the Company as an administrator in connection with such plan. The Company reserves the right to place transfer and other restrictions on such shares as determined by the Company pursuant to such stock incentive plan from time to time.

5.5.	When the Board has implemented an increase in capital as authorised by article 5.3, article 5 of the present articles of association shall be amended to reflect that increase.

5.6.	The Board is expressly authorised to delegate to any natural or legal person to organise the market in subscription rights, accept subscriptions, conversions or exchanges, receive payment for the price of shares or other financial instruments, to have registered increases of capital carried out as well as the corresponding amendments to article 5 of the present articles of association and to have recorded in said article 5 of the present articles of association the amount by which the authorisation to increase the capital has actually been used and, where appropriate, the amounts of any such increase that are reserved for financial instruments which may carry an entitlement to shares.

Art.6.	Shares

6.1.	The shares are and will remain in registered form (actions nominatives).

6.2.	A register of shares is kept at the registered office and may be examined by any shareholder on request.

6.3.
The shares may be entered without serial numbers into fungible securities accounts with financial institutions or other professional depositaries operating a settlement system in relation to transactions on securities, dividends, interest, matured capital or other matured monies of securities or of other financial instruments being handled through the system of such depositary (such systems, professionals or other depositaries being referred to hereinafter as Depositaries and each a Depositary). The shares held in deposit or in an account with such financial institution or professional depositary shall be recorded in an account opened in the name of the depositor and may be transferred from one account to another, whether such account is held by the same or a different financial institution or depositary. The Board may however impose transfer restrictions for shares that are registered, listed, quoted, dealt in, or have been placed in certain jurisdictions in compliance with the requirements applicable therein. The transfer to the register kept at the Company’s registered office may be requested by a shareholder.

6.4.
The Company may consider the person in whose name the registered shares are registered in the register(s) of Shareholders as the full owner of such registered shares. The Company shall be completely free from any responsibility in dealing with such registered shares towards third parties and shall be justified in considering any right, interest or claims of such third parties in or upon such registered shares to be non-existent, subject, however, to any right which such third party might have to demand the registration or change in registration of registered shares.

6.5.
Where the shares are held with Depositaries through fungible securities accounts within clearing and settlement systems, the exercise of the voting rights in respect of such shares may be subject to the internal rules and procedures of those clearing and settlement systems.

6.6.	All communications and notices to be given to a registered shareholder shall be deemed validly made to the latest address communicated by the shareholder to the Company. In the event that a holder of registered shares does not provide an address to which all notices or announcements from the Company may be sent, the Company may permit a notice to this effect to be entered into the register(s) of Shareholders and such holder's address will be deemed to be at the registered office of the Company or such other address as may be so entered by the Company from time to time, until a different address shall be provided to the Company by such holder. The holder may, at any time, change his address as entered in the register(s) of Shareholders by means of written notification to the Company or the relevant registrar.

6.7.
A share transfer of registered shares which are not held through fungible securities accounts is carried out by the entry in the register of shares of a declaration of transfer, duly signed and dated by both the transferor and the transferee or their authorized representatives, following a notification to or acceptance by the Company, in accordance with Article 1690 of the Civil Code. The Company may also accept other documents recording the agreement between the transferor and the transferee as evidence of a share transfer.

6.8.	The rights and obligations attached to any share shall pass to any transferee thereof.

6.9.	The shares are indivisible and the Company recognizes only one (1) owner per share.

6.10.
The Company may redeem its own shares using a method approved by the Board which is in accordance with Luxembourg law and the rules of any stock exchange(s) on which the shares in the Company are listed from time to time.

III.MANAGEMENT – REPRESENTATION
Art.7.Board of directors
7.1.    Composition of the board of directors

(i)	The Company is managed by the Board, which is composed of at least three (3) members (save as provided for in Article 8). The directors need not be shareholders.

(ii)
The Company is also bound towards third parties by the joint or single signature of any person to whom special signatory powers have been delegated, including, for the avoidance of doubt, the signature of any person to whom day-to-day management of the Company has been delegated in accordance with article 7.2(iii).

(iii)	Directors may be removed at any time, with or without cause, by a resolution of the General Meeting.

(iv)
If a legal entity is appointed as director, it must appoint a permanent representative to perform its duties. The permanent representative is subject to the same rules and incurs the same liabilities as if he had exercised its functions in its own name and on its own behalf, without prejudice to the joint and several liability of the legal entity which it represents.

(v)	Should the permanent representative be unable to perform its duties, the legal entity must immediately appoint another permanent representative.

(vi)	If the office of a director becomes vacant, the other directors, acting by a simple majority, may fill the vacancy on a provisional basis until a new director is appointed by the next General Meeting.
7.2.    Powers of the board of directors

(i)
All powers not expressly reserved to the shareholder(s) by the Law or the Articles fall within the competence of the Board, which has full power to carry out and approve all acts and operations consistent with the Company’s corporate object.

(ii)
The Board may delegate special and limited powers to one or more agents for specific matters and may also establish committees for certain specific purposes. Such committees may include, but are not limited to, an audit committee and a compensation committee.

(iii)
The Board is authorised to delegate the day-to-day management, and the power to represent the Company in this respect, to one or more directors, officers, managers or other agents, whether shareholders or not, acting either individually or jointly. If the day-to-day management is delegated to one or more directors, the Board must report to the annual General Meeting any salary, fee and/or any other advantage granted to those director(s) during the relevant financial year.

For the avoidance of doubt, it is noted that the following non-exhaustive list of matters shall not under any circumstances be regarded as coming within the scope of day-to-day management:
•Approval of the accounts of the Company
•Approval of the annual budget of the Company
•Approval of Company policies
•Approval of recommendations made by any Board committee
7.3.    Procedure

(i)
The Board must appoint a chairperson from among its members, and may choose a secretary who need not be a director and who will be responsible for keeping the minutes of the meetings of the Board and of General Meetings.

(ii)	The Board meets at the request of the chairperson or the majority of the Board of directors, at the place indicated in the notice, which in principle is in Luxembourg.

(iii)	Written notice of any Board meeting is given to all directors at least twenty-four (24) hours in advance, except in the case of an emergency whose nature and circumstances are set forth in the notice.

(iv)
No notice is required if all members of the Board are present or represented and state that they know the agenda for the meeting. A director may also waive notice of a meeting, either before or after the meeting. Separate written notices are not required for meetings which are held at times and places indicated in a schedule previously adopted by the Board.

(v)	A director may grant another director a power of attorney in order to be represented at any Board meeting.

(vi)
The Board may only validly deliberate and act if a majority of its members are present or represented. Board Resolutions are validly adopted if the majority of the members of the Board vote in their favour. The chairman has a casting vote in the event of a tie vote. Board resolutions are recorded in minutes signed by the chairperson, by all directors present or represented at the meeting, or by the secretary (if any).

(vii)
Any director may participate in any meeting of the Board by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at a duly convened and held meeting .

(viii)
Circular resolutions signed by all the directors (the Directors’ Circular Resolutions) are valid and binding as if passed at a duly convened and held Board meeting, and bear the date of the last signature.

(ix)
A director who has an interest in a transaction carried out other than in the ordinary course of business which conflicts with the interests of the Company must advise the Board accordingly and have the statement recorded in the minutes of the meeting. The director concerned may not take part in the deliberations concerning that transaction. A special report on the relevant transaction is submitted to the shareholders at the next General Meeting, before any vote on the matter.

7.4.    Representation

(i)	The Company is bound towards third parties in all matters by the joint signature of the majority of the Board.

(ii)	The Company is also bound towards third parties by the joint or single signature of any person to whom special signatory powers have been delegated.
Art.8.Sole director

8.1.
Where the number of shareholders is reduced to one (1), the Company may be managed by a single director until the ordinary General Meeting following the introduction of an additional shareholder. In this case, any reference in the Articles to the Board or the directors should be read as a reference to that sole director, as appropriate.

8.2.
Transactions entered into by the Company which conflict with the interest of its sole director must be recorded in minutes. This does not apply to transactions carried out under normal circumstances in the ordinary course of business.

8.3.	The Company is bound towards third parties by the signature of the sole director or by the joint or single signature of any person to whom the sole director has delegated special signatory powers.

Art.9.	Liability of the directors

9.1.
The directors may not be held personally liable by reason of their mandate for any commitment they have validly made in the name of the Company’s name, provided those commitments comply with the Articles and the Law.

Art.10.	Directors’ Remuneration

10.1.	The remuneration of the board of directors will be decided by the General Meeting.

10.2.
The Company shall, to the fullest extent permitted by Luxembourg law, indemnify any director or officer, as well as any former director or officer, against any damages and/or compensation to be paid and any costs, charges and expenses, reasonably incurred by him in connection with the defense or settlement of any civil, criminal or administrative action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company, if (i) he acted honestly and in good faith, and (ii) in the case of criminal or administrative proceedings, he had reasonable grounds for believing that his conduct was lawful. Notwithstanding the foregoing, the current or former director or officer will not be entitled to indemnification in case of an action, suit or proceeding brought against him by the Company or in case he shall be finally adjudged in an action, suit or proceeding to be liable for gross negligence, wilful misconduct, fraud, dishonesty or any other criminal offence.

Furthermore, in case of settlement, the current or former director or officer will only be entitled to indemnification hereunder, provided that (i) the Board shall have determined in good faith that the defendant's actions did not constitute willful and deliberate violations of the law and shall have obtained the relevant legal advice to that effect; and (ii) notice of the intention of settlement of such action, suit or proceeding is given to the Company at least 10 business days prior to such settlement.

IV.SHAREHOLDER(S)
Art.11.General meetings of shareholders
11.1.    Powers and voting rights

(i)
Resolutions of the shareholders are adopted at a general meeting of shareholders (the General Meeting). The General Meeting has full powers to adopt and ratify all acts and operations which are consistent with the company’s corporate object.

(ii)	Each share gives entitlement to one (1) vote.
11.2.    Notices, quorum, majority and voting proceedings

(i)	General Meetings are held at the time and place specified in the notices.

(ii)
The notices for any ordinary General Meeting or extraordinary General Meeting shall contain the agenda, the hour and the place of the meeting and shall be made by notices published twice (2) at least at eight (8) days interval and eight (8) days before the meeting in the Memorial C, Recueil des Sociétés et Associations (Luxembourg Official Gazette) and in a leading newspaper having general circulation in Luxembourg. In case the shares of the Company are listed on a foreign regulated market, the notices shall, in addition, (subject to applicable regulations) either (i) be published once in a leading newspaper having general circulation in the country of such listing at the same time as the first publication in Luxembourg or (ii) follow the market practices in such country regarding publicity of the convening of a general meeting of shareholders.

(iii)	If all the shareholders are present or represented and consider themselves duly convened and informed of the agenda, the General Meeting may be held without prior notice.

(iv)	A shareholder may grant written power of attorney to another person, shareholder or otherwise, in order to be represented at any General Meeting.

(v)
Any shareholder may participate in any General Meeting by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to participation in person at the meeting.

(vi)
Any shareholder may vote by using the forms provided to that effect by the Company. Voting forms contain the date, place and agenda of the meeting and the text of the proposed resolutions. For each resolution, the form must contain three boxes allowing for a vote for or against that resolution or an abstention. Shareholders must return the voting forms to the registered office. Only voting forms received prior to the General Meeting are taken into account for calculation of the quorum. Forms which indicate neither a voting intention nor an abstention are void.

(vii)	Resolutions of the General Meeting are passed by a simple majority vote, regardless of the proportion of share capital represented.

(viii)
An extraordinary General Meeting (Extraordinary General Meeting) may only amend the Articles if at least one-half of the share capital is represented and the agenda indicates the proposed amendments to the Articles, including the text of any proposed amendment to the Company’s object or form. If this quorum is not reached, a second Extraordinary General Meeting may be convened by means of notices published twice in the Mémorial and two Luxembourg newspapers, at an interval of at fifteen (15) days and fifteen (15) days before the meeting. These notices state the date and agenda of the Extraordinary General Meeting and the results of the previous Extraordinary General Meeting. The second Extraordinary General Meeting deliberates validly regardless of the proportion of capital represented. At both Extraordinary General Meetings, resolutions must be adopted by at least two-thirds of the votes cast.

(ix)	Any change in the nationality of the Company and any increase in a shareholder’s commitment in the Company require the unanimous consent of the shareholders and bondholders (if any).

Art.12.	Procedure

12.1.	General Meeting will be presided over by the chairman pro tempore appointed by the General Meeting. The General Meeting will appoint a scrutineer who shall keep the attendance list.

12.2.	The board of the General Meeting so constituted shall designate the secretary.

12.3.	Irrespective of the agenda, the Board may adjourn any ordinary General Meeting or Extraordinary General Meeting in accordance with the formalities and time limits stipulated for by law.

12.4.
Minutes of the General Meetings shall be signed by the members of the board of the meeting. Copies or excerpts of the minutes to be produced in court or elsewhere shall be signed by two (2) directors or by the secretary of the Board or by any assistant secretary.”

Art.13.	Sole shareholder

13.1.	When the number of shareholders is reduced to one (1), the sole shareholder exercises all powers granted by the Law to the General Meeting.

13.2.	Any reference to the General Meeting in the Articles is to be read as a reference to the sole shareholder, as appropriate.

13.3.	The resolutions of the sole shareholder are recorded in minutes.

V.ANNUAL ACCOUNTS - ALLOCATION OF PROFITS – SUPERVISION

Art.14.	Financial year and approval of annual accounts

14.1.	The financial year begins on 1 January and ends on 31 December of each year.

14.2
The Board prepares the balance sheet and profit and loss account annually, together with as an inventory stating the value of the Company’s assets and liabilities, with an annex summarising its commitments and the debts owed by its officers, directors and statutory auditors to the Company.

14.3
One month before the Annual General Meeting, the Board provides the statutory auditors with a report on and documentary evidence of the Company’s operations. The statutory auditors then prepare a report stating their findings and proposals.

14.4
The annual General Meeting is held at the registered office or in any other place within the municipality of the registered office, as specified in the notice, on the second Monday of May of each year at 10.00 a.m. If that day is not a business day in Luxembourg, the annual General Meeting is held on the following business day.

14.5	The annual General Meeting may be held abroad if, in the Board’s, absolute and final judgment, exceptional circumstances so require.

Art.15.	Auditors

15.1	The Company’s operations are supervised by one or more statutory auditors (commissaires).

15.2	When so required by law, or when the Company so chooses, the Company’s operations are supervised by one or more approved external auditors (réviseurs d’entreprises agréés).

15.3
The General Meeting appoints the statutory auditors (commissaires) / external auditors (réviseurs d’entreprises agréés), and determines their number and remuneration and the term of their mandate, which may not exceed six (6) years but may be renewed.

Art.16.	Allocation of profits

16.1
Five per cent (5%) of the Company’s annual net profits are allocated to the reserve required by law. This requirement ceases when the legal reserve reaches an amount equal to ten per cent (10%) of the share capital.

16.2
The General Meeting determines the allocation of the balance of the annual net profits. They may decide on the payment of a dividend, to transfer the balance to a reserve account, or to carry it forward in accordance with the applicable legal provisions.

16.3	Interim dividends may be distributed at any time, under the following conditions:

(i)	the Board draws up interim accounts;

(ii)
the interim accounts show that sufficient profits and other reserves (including share premiums) are available for distribution; it being understood that the amount to be distributed may not exceed the profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by profits carried forward and distributable reserves, and reduced by losses carried forward and sums to be allocated to the legal or a statutory reserve;

(iii)	the decision to distribute interim dividends is made by the Board within two (2) months from the date of the interim accounts.
In their report to the Board, the statutory auditors (commissaires) or the approved external auditors (réviseurs d’entreprises agréés), as applicable, must verify whether the above conditions have been satisfied.

16.4
The Company may make payment of dividends and any other payments in cash, shares or other securities to a Depositary. Said Depositary shall distribute these funds to his depositors according to the amount of securities or other financial instruments recorded in their name. Such payment by the Company to the Depositary will effect full discharge of the Company’s obligations in this regard.

VI.DISSOLUTION – LIQUIDATION

Art.17.

17.1
The Company may be dissolved at any time by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles. The General Meeting appoints one or more liquidators, who need not be shareholders, to carry out the liquidation, and determines their number, powers and remuneration. Unless otherwise decided by the General Meeting, the liquidators have full powers to realise the Company’s assets and pay its liabilities.

17.2	The surplus after realisation of the assets and payment of the liabilities is distributed to the shareholders in proportion to the shares held by each of them.

VII.GENERAL PROVISION

Art.18.

18.1	Notices and communications may be made or waived and circular resolutions may be evidenced in writing, fax, email or any other means of electronic communication.

18.2
Powers of attorney are granted by any of the means described above. Powers of attorney in connection with Board meetings may also be granted by a director, in accordance with such conditions as may be accepted by the Board.

18.3
Signatures may be in handwritten or electronic form, provided they fulfil all legal requirements for being deemed equivalent to handwritten signatures. Signatures of circular resolutions or resolutions adopted by telephone or video conference are affixed to one original or several counterparts of the same document, all of which taken together constitute one and the same document.

18.4
All matters not expressly governed by these Articles shall be determined in accordance with the applicable law and, subject to any non-waivable provisions of the law, with any agreement entered into by the shareholders from time to time.